As filed with the Securities and Exchange Commission on May 20, 2019

Registration No. 333-197000

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-197000

UNDER

THE SECURITIES ACT OF 1933

WASHINGTON PRIME GROUP INC.

(Exact name of Registrant as specified in its
charter)

Indiana	46-4323686
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

180 East Broad Street

Columbus, Ohio 43215
(Address of principal executive offices) (Zip Code)

Washington Prime Group, L.P. 2014 Stock Incentive Plan

2019 Washington Prime Group, L.P. Stock Incentive Plan

(Full title of the Plan)

Robert P. Demchak
180 East Broad Street

Columbus, Ohio 43215

(Name and address of agent for service)

(614) 621-9000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On June 24, 2014, Washington Prime Group Inc., an Indiana corporation (“WPG,” the “Company” or the “Registrant”), filed a Registration Statement on Form S-8 (File No. 333-197000) (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) to register 10,000,000 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), issuable under the Washington Prime Group, L.P. 2014 Stock Incentive Plan (the “Prior Plan”). The Registration Statement also covered an indeterminate number of shares of Common Stock as may have become issuable as a result of stock splits, stock dividends or similar transactions in accordance with anti-dilution provisions. The Company paid a registration fee of $24,806.88 at that time to register the securities.

On May 16, 2019 (the “Approval Date”), the Company’s shareholders approved the 2019 Washington Prime Group, L.P. Stock Incentive Plan (the “2019 Plan”), and, in connection therewith, no further awards will be made under the Prior Plan. Pursuant to the terms of the 2019 Plan, the number of shares of the Company’s Common Stock for which awards may be granted under the 2019 Plan includes (1) up to 2,077,836 shares of the Company’s Common Stock that remained available for grant under the Prior Plan immediately prior to the Approval Date, plus (2) up to 5,785,321 shares of the Company’s Common Stock subject to awards granted under the Prior Plan (at the maximum level of performance), which will become available for future grants under the 2019 Plan to the extent that, after December 31, 2018, such awards are forfeited, terminate, expire, lapse instead of being exercised or are settled for cash or to the extent that the tax withholding obligations relating to such awards (other than a stock option or stock appreciation right) are satisfied by delivering shares of Common Stock or withholding shares of Common Stock relating to such award (collectively, such 7,863,157 shares of the Company’s Common Stock are referred to herein as the “Carryover Shares”).

Accordingly, pursuant to the undertaking in Item 512(a)(1)(iii) of Regulation S-K that the Company disclose a material change in the plan of distribution as it was originally disclosed in the Registration Statement, and pursuant to SEC Compliance and Disclosure Interpretation 126.43, the Company is filing this Post-Effective Amendment No. 1 to the Registration Statement to reflect that, as of the Approval Date, the Carryover Shares may be issued under the 2019 Plan and to file as an exhibit hereto a copy of the 2019 Plan. This Post-Effective Amendment No. 1 to the Registration Statement amends and supplements the items listed below. All other items of the Registration Statement are incorporated herein by reference without change.

Contemporaneously with the filing of this Post-Effective Amendment No. 1 to the Registration Statement, the Company is filing a Registration Statement on Form S-8 to register 7,290,000 shares of Common Stock authorized for issuance pursuant to the 2019 Plan, which amount excludes the Carryover Shares. No additional shares of Common Stock are being registered by this Post-Effective Amendment No. 1 to the Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428(b)(1) under the Securities Act, and the introductory note to Part I of Form S-8.  The documents containing the information specified in Part I will be delivered to the participants in the 2019 Plan as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents, which have been filed with the U.S. Securities and Exchange Commission (the “Commission”) by the Company, are incorporated in this Registration Statement by reference:

1.

The Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2018, filed with the Commission on February 21, 2019 (the “Annual Report”), including the portions of the Company’s Definitive Proxy Statement on Schedule 14A filed with the Commission on March 29, 2019 incorporated by reference into the Annual Report;

2.	The Quarterly Report on Form 10-Q filed by the Company with the Commission on April 25, 2019;

3.	The Current Reports on Form 8-K filed by the Company with the Commission on February 8, 2019, February 15, 2019, February 22, 2019, March 22, 2019, April 22, 2019, and May 20, 2019; and

4.

The description of WPG’s Common Shares included in the Information Statement, filed as Exhibit 99.1 to the Form 10 (Commission File No. 001-36252) initially filed on December 24, 2013, as amended by Amendment No. 1 on February 12, 2014, Amendment No. 2 on March 24, 2014, and Amendment No. 3 on April 21, 2014, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (the “Form 10”) and any amendments, reports or other filings filed with the Commission for the purpose of updating such description.

All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items), prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under Chapter 35 of the Indiana Business Corporation Law (the “IBCL”), directors are required to discharge their duties in good faith, with the care that an ordinarily prudent person in a like position would exercise under similar circumstances and in a manner that the directors reasonably believe to be in the best interests of the corporation. Under the IBCL, a director is not liable for any action taken as a director, or any failure to act, regardless of the nature of the alleged breach of duty (including alleged breaches of the duty of care, the duty of loyalty, and the duty of good faith) unless the director has breached or failed to perform the duties of the director’s office and the breach or failure to perform constitutes willful misconduct or recklessness. This exculpation from liability under the IBCL does not affect the liability of directors for violations of the federal securities laws.

The Company’s officers and directors are indemnified under Indiana law, the Company’s Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) and its Amended and Restated Bylaws, as amended (the “Bylaws”), as well as the Amended and Restated Limited Partnership Agreement, as amended (the “Partnership Agreement”) of Washington Prime Group, L.P. (the “Operating Partnership”), against certain liabilities.

Chapter 37 of the Indiana Business Corporation law (the “IBCL”) authorizes every Indiana corporation to indemnify its officers and directors, subject to the limitations and procedures therein, against liability for judgments, settlements, penalties, fines and reasonable expenses incurred in connection with threatened, pending or completed actions, suits or proceedings, whether civil, criminal, administrative or investigative and whether formal or informal, to which the officers or directors are made a party by reason of their relationship to the corporation. Officers and directors may be indemnified where they have acted in good faith and, in the case of conduct in their official capacity, they reasonably believed the conduct was in the corporation’s best interests, and in all other cases, they reasonably believed the conduct was not against the best interests of the corporation, and in the case of criminal proceedings they either had reasonable cause to believe the conduct was lawful or there was no reasonable cause to believe the conduct was unlawful. Chapter 37 of the IBCL also requires every Indiana corporation to indemnify any of its officers or directors (unless limited by the articles of incorporation of the corporation) who were wholly successful, on the merits or otherwise, in the defense of any such proceeding against reasonable expenses incurred in connection with the proceeding.

An Indiana corporation may also pay for or reimburse the reasonable expenses incurred by an officer or director who is a party to a proceeding in advance of final disposition of the proceeding if such individual furnishes the corporation a written affirmation of his or her good faith belief that he or she has met the required standard of conduct and a written undertaking to repay the advance if it is ultimately determined that he or she did not meet the required standard of conduct, and a determination is made that the facts then known to those making the determination would not preclude indemnification under Chapter 37.

Chapter 37 of the IBCL states that the indemnification provided for therein is not exclusive of any other rights to which a person may be entitled under the articles of incorporation, bylaws or resolutions of the board of directors or shareholders.

The Company’s Articles of Incorporation and Bylaws provide for indemnification of its directors and officers, to the fullest extent permitted by the IBCL, as well as for advancement of expenses. The Company has also entered into indemnification agreements with its directors and executive officers providing such persons with indemnification, to the fullest extent permitted by the IBCL, as well as for advancement of expenses.

In addition, the Company has a directors’ and officers’ liability and company reimbursement policy that insures against certain liabilities, subject to applicable retentions.

The Partnership Agreement provides that the Operating Partnership is required to indemnify the Company and is also required to indemnify the Company’s officers and directors to the same extent such individuals would be indemnified by the Company pursuant to the Articles of Incorporation; provided, however, that no partner of the Operating Partnership will have any personal liability with respect to such indemnification and any such indemnification is to be satisfied solely out of the assets of the Operating Partnership.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS.

The Exhibits to this Post-Effective Amendment No. 1 to the Registration Statement are listed in the Exhibit Index preceding the signature page of this Post-Effective Amendment No. 1 to the Registration Statement, which Exhibit Index is incorporated herein by reference.

ITEM 9.	UNDERTAKINGS.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amended and Restated Articles of Incorporation of Washington Prime Group, Inc. (incorporated by reference to Form 8-K filed on May 22, 2017).

4.2	Amended and Restated Bylaws of Washington Prime Group Inc., effective August 30, 2016 (incorporated by reference to Form 8-K filed on September 2, 2016).

4.3	Amended and Restated Limited Partnership Agreement of Washington Prime Group, L.P. (incorporated by reference to Form 8‑K filed on May 29, 2014).

4.4	Amendment No. 1 to Amended and Restated Limited Partnership Agreement of Washington Prime Group, L.P. dated as of January 14, 2015, setting forth the Terms of Series G Preferred Units (incorporated by reference to Form 10-K filed February 26, 2015).

4.5

Amendment No. 2 to Amended and Restated Limited Partnership Agreement of Washington Prime Group, L.P. dated as of January 14, 2015, setting forth the Terms of Series H Preferred Units (incorporated by reference to Form 10‑K filed February 26, 2015).

4.6

Amendment No. 3 to Amended and Restated Limited Partnership Agreement of Washington Prime Group, L.P. dated as of January 14, 2015, setting forth the Terms of Series I Preferred Units (incorporated by reference to Form 10‑K filed February 26, 2015).

4.7

Amendment No. 4 to Amended and Restated Limited Partnership Agreement of Washington Prime Group, L.P. dated as of January 14, 2015, setting forth the Terms of Series I‑1 Preferred Units (incorporated by reference to Form 10‑K filed February 26, 2015).

4.8	Washington Prime Group, L.P. 2014 Stock Incentive Plan (incorporated by reference to Form 8‑K filed on May 29, 2014).

4.9	2019 Washington Prime Group, L.P. Stock Incentive Plan (incorporated by reference to Form 8-K filed on May 20, 2019).

5.1

Opinion of Faegre Baker Daniels LLP as to the legality of the Common Stock issuable under the Prior Plan (incorporated herein by reference to Exhibit 5.1 to Washington Prime Group Inc.’s Registration Statement on Form S-8 filed on June 24, 2014 (File No. 333-197000)).

5.2	Opinion of Faegre Baker Daniels LLP with respect to the legality of the Carryover Shares issuable under the 2019 Plan.*

23.1	Consent of Ernst & Young LLP.*

23.2	Consent of Faegre Baker Daniels LLP with respect to the Prior Plan (contained in Exhibit 5.1 to this Registration Statement).

23.3	Consent of Faegre Baker Daniels LLP with respect to the 2019 Plan (contained in Exhibit 5.2 to this Registration Statement).*

24.1	Powers of Attorney (included on signature page of this Registration Statement).*

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post – Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in Indianapolis, Indiana, on May 20, 2019.

WASHINGTON PRIME GROUP INC.

By:	/s/ Louis G. Conforti
Louis G. Conforti
Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

Each of the undersigned directors and officers of Washington Prime Group Inc. (the “Company”) hereby constitutes and appoints Mark E. Yale and Robert P. Demchak, Esq., and each of them, as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and on his or her behalf and in his or her name, place and stead, in any and all capacities, to sign, execute and to affix his or her seal to and file with the U.S. Securities and Exchange Commission (or any other governmental or regulatory authority) any and all amendments (including pre-effective and post-effective amendments and Registration Statements filed pursuant to Rule 462 under the Securities Act of 1933) to this Registration Statement, with all exhibits and any and all documents required to be filed with respect thereto, granting unto said attorney, and each of them, full power and authority to do and to perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully to all intents and purposes as he himself or she herself might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post – Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on May 20, 2019:

/s/ Louis G. Conforti
Louis G. Conforti
Chief Executive Officer and Director
(Principal Executive Officer)

/s/ Robert J. Laikin
Robert J. Laikin
Chairman of the Board

/s/ J. Taggart Birge
J. Taggart Birge
Director

/s/ John J. Dillon III
John J. Dillon III
Director

/s/ John F. Levy
John F. Levy
Director

/s/ Jacquelyn Soffer
Jacquelyn Soffer
Director

/s/ Sheryl G. von Blucher
Sheryl G. von Blucher
Director

/s/ Mark E. Yale
Mark E. Yale
Executive Vice President and Chief Financial Officer
(Principal Financial Officer)

/s/ Melissa A. Indest
Melissa A. Indest Executive Vice President, Finance and Chief Accounting Officer (Principal Accounting Officer)